                                                              Exhibit 1(A3)(bvi)



                                       CORPORATE AGENT'S AGREEMENT






         This Agreement is effective                          , by and between

         Provident Mutual Life Insurance Company of Philadelphia, (hereinafter

         called the Company), and                    , (hereinafter called the

         Corporate Agent). In consideration of the mutual covenants and agreements listed below, the parties agree as follows:

         1.       Obligations of the Corporate Agent

                  The Corporate Agent's Obligations shall be:

                  (a) To employ a Subagent to solicit and procure applications on behalf of the Corporate Agent for all types of insurance and annuities issued or marketed by the Company. Such Subagent must be a stockholder of the Corporate Agent and must be under the Company's Special Agent's Career Agreement and a Corporate Agent Assignment and Amendment must have been executed. All such applications shall be submitted in the Corporate name but identifying the Subagent who solicited or procured the application on its behalf and shall be forwarded promptly to the Company, whether the same are reported upon favorably or otherwise by the local medical or paramedical examiner.

                  (b) To solicit and procure through such Subagent applications for insurance policies and contracts written by subsidiary companies of the Company, provided the Corporate Agent and Subagent are authorized and properly licensed.

                  (c) To hold all moneys received or collected on behalf of the Company by it or its Subagent in trust and immediately remit them to the Company without deduction.

                  (d) To provide service incidental to maintaining the policies or contracts of the Company.

                  (e) To conform to and observe all applicable federal or state statutes or rules or regulations pertaining to insurance or insurance agents.

                  (f) To conform to and observe all Company rules, policies and directives now in effect and as they may be revised from time to time.

                  (g) To notify the Company of the death of the Subagent or any reason for termination under 13(b) or (c).

           2.    Limitation of Authority

                  The Corporate Agent itself or through its Subagent is not authorized to do, and agrees not to do nor attempt to do, any of the following:

                  (a) Accept risks or contracts of any kind or bind the Company in any way.

                  (b) Make, alter or discharge any insurance or other contract; or extend the time for paying a premium; or waive forfeitures.

                  (c) Incur any debt, obligation or liability for which the Company is responsible.

                  (d) Initiate or respond to legal proceedings in the Company's name.

                  (e) Market or solicit policies or contracts, directly or indirectly, where the Corporate Agent, it's Subagent and the Company are not properly licensed.

                  (f) Pay any rebate of premium either directly or indirectly, or provide any other inducement not specified in the policy, to any person as an inducement to purchase any policy.

                  (g) Issue or use any sales material or advertisement, of any form whatsoever, other than those supplied by the Company or with the Company's written approval.

                  (h) Violate applicable replacement statutes or regulations.

                  (i) Be a full time agent, exclusive territorial representative, field supervisor, manager, or regional manager of any other insurance company.

                  (j) Induce or attempt to induce any policyholder to withdraw values from existing policies or relinquish policies with the Company for the purpose of entering into any non-Company transaction that will result in compensation, directly or indirectly, to the Corporate Agent or Subagent.

           3.     Relationship

                  (a) In performing these duties under this Agreement, the Corporate Agent and its Subagent are independent contractors and not employees of the Company.

                  (b) The Corporate Agent and its Subagent agree to be governed in the performance of their duties by the terms and conditions of this Agreement, and by the rules established by the Company. The Corporate Agent and its Subagent reserve the right to exercise independent judgment in marketing the Company's policies, including the choice of time, place and manner of sale. No other provision of this Agreement nor any rule of the Company shall be construed to abridge this right or create the relationship of employer and employee between the Company and the Corporate Agent and its Subagent.

                                       3
           4.     Commissions and Fees

                  (a) Commissions and fees on premiums covering insurance policies and annuity contracts produced by the Subagent on behalf of the Corporate Agent and issued by the Company during the continuance of this Agree-ment, when and as said premiums become due and are actually paid in cash to the Company, shall be paid to the Corporate Agent in accordance with and subject to all of the terms and conditions of the commission schedules and the Supplement to Corporate Agent's Agreement (hereinafter called the Supplement) attached hereto, and as they may be changed from time to time. It is expressly recognized and agreed that the Company may unilaterally amend, modify or change the commission schedules and the Supplement in any manner at any time in the future provided, however, that any such amendments, modifications or changes in commissions or fees shall apply only to policies or contracts issued by the Company after the effective date of such amendment, modification or change.

                  (b) Upon termination of this Agreement, no further commissions or fees shall be paid except as may be expressly provided herein, however, if this Agreement is terminated and if immediately following such term-ination the Corporate Agent enters into a new Corporate Agent's Agreement with the Company, or if the Subagent shall become an employee of the Company, then the new Corporate Agreement or employment will be considered a continuation of the Service Period solely for the purpose of determining the commissions and fees payable under this Agreement.

                  (c) To the extent permitted by law, the Company may discharge its obligation under this Agreement to pay compensation due after its termination by payment of the commuted value, if under $3,000, of such compensation at any time after the termination of this Agreement. The commuted value will be equivalent to the sum of commissions and fees due, or which would become due, calculated by the Company on the basis of mortality, lapse, and interest rates deemed appropriate by the Company.

           5.     Commission and Fee Exceptions

                  (a) Any commissions or fees payable to the Corporate Agent on premiums on group insurance policies or group annuity contracts (including wholesale and franchise coverage) shall be calculated and paid in accordance with separate written agreements between the Corporate Agent and the Company and shall be at such rates and subject to such terms and conditions as may be fixed by the Company from time to time.

                  (b) Commissions and fees on any policy for which rates and conditions are not specified in the applicable commission schedules shall be as determined by the Company.

                  (c) No commissions or fees shall be paid to the Corporate Agent upon any premium, or portion thereof, payment of which is waived in accordance with the provisions contained in the policy because of the disability of the insured or applicant, or the death of the applicant.

                  (d) If a policy issued under this Agreement replaces, in whole or in part, a policy previously issued by this Company, the Company shall have the right to determine what, if any, commissions or fees shall be allowed.

                  (e) If a policy is changed to a different kind or amount, or if its date is changed, the Company shall have the right to determine what, if any, commissions or fees shall be allowed or recovered.

                  (f) Commissions and fees, if any, on the conversion of any policy or coverage shall be as determined by the Company.

                  (g) Commissions and fees, if any, on policies issued on a modified underwriting, guaranteed issue, salary savings basis, for less than published minimum or where classification is other than standard, shall be as determined by the Company.

                  (h) If the Company shall return all, or any portion, of any premiums on a policy or contract paid for under this or any previous Agreements, for any reason whatsoever, the Company shall have the right to deduct all or part of the commissions and fees received by the Corporate Agent on such premiums from any commissions and fees thereafter due and payable to the Corporate Agent without limitation to any other rights of the Company, including the right to demand immediate repayment from the Corporate Agent. Any amount remaining unpaid shall be an indebtedness to the Company.

           6.    Indebtedness

                  Any indebtedness due the Company from the Corporate Agent shall be a first lien on all commissions and fees payable to the Corporate Agent, its successors or assigns under this Agreement, until the amount of such indebtedness is fully paid, without limitation to any other rights of the Company both prior to and after termination of this Agreement to recover such indebtedness.

                  This provision shall not be construed in any way to limit the amount of any indebtedness of the Corporate Agent, its successors or assigns, to the value of the commissions and fees payable under this Agreement. In addition to a deduction from commissions and fees the Company may take such other actions to recover or collect such indebtedness as it deems appropriate. To the extent the Company takes legal action to recover such indebtedness, it may recover attorney's fees, costs and expenses from the Corporate Agent, its successors or assigns.

         7.       Assignment of Commissions

                  This Agreement is not assignable unless authorized in writing by the Company.

          8.      Non-Waiver of Rights

                  Neither failure by the Company to exercise any of its rights under this Agreement nor its failure to require the Corporate Agent to meet its obligations hereunder shall be deemed to be a waiver of such right or obligation and shall not in any way interfere with the ability of the Company to exercise such right or require compliance with such obligation either prior to or after termination of this Agreement.

           9.     Accounts and Records

                  The Company has a proprietary interest in any books, accounts, computer and/or other records, documents policy record cards, applications, vouchers, letters, writer, correspondence with policyholders and the Company, and all other items provided by the Company, and relating to or connected with the business of the Company or a subsidiary Company, and such accounts and records are the property of the Company. Upon termination of this Agreement by either party for any reason, the Corporate Agent agrees to return immediately to the Company all accounts and records as defined above. The Corporate Agent and its Subagent shall at all times, up to and including the return of said accounts and records to the Company, preserve and protect the confidentiality of such accounts, records and other items. The Corporate Agent's or its Subagent's breach of this confidentiality by releasing any information contained in said accounts, records and other items to other than the client, the client's advisors, or persons specifically authorized by the Company, shall be deemed a violation of this Agreement.

           10.    Service Period

                  "Service Period" as used in this Agreement means the aggregate continuous uninterrupted period during which the Subagent has been under any previous Special Agent's Career Agreement or the Subagent has been a Subagent of the Corporate Agent under this Agreement and any previous Corporate Agent's Agreement or any General Agent of the Company or any Agency Manager's Agreements but such period shall terminate on the first of the following to occur; (a) the death of the Subagent, (b) termination of the Subagent's employment as a Subagent of the Corporate Agent, or (c) termination of this Agreement.

           11.   Prior Agreements

                  All previous or existing commission Agreements, whether oral or written, between the Corporate Agent and the Company are hereby terminated. If immediately prior to the execution of this Agreement the Corporate Agent was under a commission agreement that conditioned fees or commissions upon the continuance of such agreement, this Agreement so long as it shall remain in force shall be considered a continuation of the former agreement solely for the purpose of determining the commissions and fees payable under the former agreement.

           12.    Change in Agreement

                  The Company reserves the right to unilaterally amend, modify or change this Agreement, including any of the applicable commission schedules or the Supplement in any manner at any time in the future, provided, however, that any amendment, modification or change in commissions or fees shall apply only to policies or contracts issued by the Company after the effective date of such amendment, modification or change.

         13.      Termination of Agreement

                  This Agreement shall terminate:

                  (a) At any time for any reason whatsoever, with or without cause, by either the Company or the Corporate Agent giving to the other party written notice delivered in person or sent by ordinary mail to the party's last known address.

                  (b)      Immediately upon the dissolution of the Corporate
                           Agent.

                  (c) Immediately if anyone (other than a Subagent, his or her spouse, children or grandchildren or any trust established for the benefit of any of said individuals) become stockholders of the Corporate Agent.

                  (d) Immediately and without written notice if the Company determines that the Corporate Agent or its Subagent has committed any fraudulent, dishonest or illegal act or has misappropriated or withheld funds and the date of such termination shall coincide with the date of the violation or act giving rise to termination. After such termination, no further commissions or fees shall be paid to the Corporate Agent under the Agreement.

           14.   Mandatory Termination

                  In addition to and without limitation to the Company's and the Corporate Agent's rights set forth in paragraph 13 (a) above to terminate this Agreement for any reason at any time, this Agreement shall automatically terminate without notice at the end of any full calendar year during which the Corporate Agent on account of business solicited on its behalf by the Subagent fails to meet the earnings requirement described in the then current Supplement to the then current Special Agent's Career Agreement of the Company.

                  In the event that the Subagent of the Corporate Agent should become totally disabled, as described below, the earnings requirement set forth in the then current Supplement to the then current Special Agent's Career Agreement of the Company will be reduced by one-twelfth (1/12) for every full month such disability continues during the calendar year. For purposes of this paragraph, the Company in its discretion, shall make the sole and final determination of whether the Subagent is totally disabled, and when such disability, if any, begins and ends.

         15.      Payment in Lieu of Pension Plan Benefits

                  The Corporate Agent, its Subagents or employees shall not be eligible for participation in any retirement plan of the Company.

                  Subject to all of the provisions of this Agreement, the Company will pay to the Corporate Agent during the period while this Agreement is in effect and the Subagent is a Subagent of the Corporate Agent, as additional compensation, no later than April 15 of each year, an amount equal to the amount paid or credited by the Corporate Agent on behalf of the Subagent for the previous calendar year to a retirement plan qualified under section 401(a) of the Internal Revenue Code maintained by the Corporate Agent, subject to the following conditions:

                  (a) No payment will be made by the Company unless the Company has received a written statement executed by the Corporate Agent and the Subagent that such a contribution has been paid or credited to such a qualified plan.

                  (b) The maximum amount paid to the Corporate Agent in a given year shall be the amount that would have been contributed by the Company to its Pension Plan for Agents for the previous calendar year (i) if the Subagent had been or is, for variable life only, under the Company's Special Agent's Career Agreement; and (ii) if the commissions and fees paid to the Corporate Agent in that previous year on account of policies solicited by the Subagent had been or were paid to the Subagent.

                  (c) No payment will be made by the Company for any period after the Subagent's service period has terminated according to the provisions of section 10.


          16.     Miscellaneous

                  The term Agreement as used herein, refers to this Corporate Agent's Agreement, the applicable Supplement and commission schedules.

         17.      Severability

                  If any of the Agreement is found to be illegal or otherwise unenforceable, the remainder of this Agreement shall not be affected and shall remain fully enforceable.

         18.      Acknowledgement

                  By executing this Agreement, the Corporate Agent acknowledges that it has read this in its entirety and is in agreement with the terms and conditions outlining the rights of the Company and the Corporate Agent, under this Agreement.


PROVIDENT MUTUAL LIFE INSURANCE COMPANY          _______________________________
         OF PHILADELPHIA                                  CORPORATE AGENT





By______________________________________     By_________________________________

                                      -A-





            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                    SUPPLEMENT TO CORPORATE AGENT'S AGREEMENT



         This Supplements attached and hereby incorporated into the Corporate Agent's Agreement, hereinafter called the Agreement, and is subject to all of the terms and conditions contained in the Agreement.

         This Supplement may be unilaterally amended, modified or changed by the Company at any time in the future pursuant to paragraph 12 of the Agreement and will be reviewed annually; therefore, the current Supplement must be consulted for accurate information.

         1. Commissions on Individual Life and Health Insurance Policies and Annuity Contracts


                  Subject to all of the Provisions of this Agreement, the Company will pay to the Corporate Agent on premiums covering individual life and health insurance policies and annuity contracts solicited by the Subagent of the Corporate Agent and issued during the continuance of the Agreement, when and as said premiums become due and are actually paid in cash to the Company, first year commissions and renewal commissions at the rates set forth in the commission schedules but subject to the following conditions:

                  (a) While the Agreement is in effect, commissions will be paid only for policy years 1 to 10 inclusive.

                  (b) In the event the Agreement is terminated by reason of the death of the Subagent of the Corporate Agent, commissions will be paid only for policy years 1 to 10 inclusive.

                  (c) In the event the Agreement is terminated for any reason other than the death of the Subagent of the Corporate Agent, commissions will be paid according to the number of completed years of service by the Subagent in the Subagent's Service Period at the time of such termination, determined as follows:

                           (i) Less than 5 years of Service Period - commissions for the first policy year only.

                           (ii) 5 years but less than 10 years of Service Period - commissions for the first policy year and commissions for policy years 2 to 3 inclusive, at a rate which is 2 percent less than the rate in the commission schedules.

                           (iii) 10 years but less than 15 years of Service Period - commissions for the first policy year and commissions for policy years 2 to 6 inclusive, at a rate which is 2 percent less than the rate in the commission schedules.

                           (iv) 15 or more years of Service Period - commissions for policy years 1 to 10 inclusive.

                                      -B-

2.       Fees on Individual Life Insurance Policies

         (a)      Formula Fees Applicable to the Fourth Through Tenth Years.

                  Subject to all the provisions of the Agreement, the Company will pay to the Corporate Agent during the Subagent's Service Period formula fees at the rates and in the manner set forth in this section 2(a).


                  Definitions -- for the purpose of computing and paying the fees in this section 2(a), the following definitions will apply.

                  "Policies" means all individual life insurance policies (exclusive of all annuity contracts) solicited by the Subagent of the Corporate Agent and issued while the Agreement is in effect except single premium policies and policies in the employee benefit series issued on a one-year term plan.

                  "Block of policies" means all "policies" with policy issue dates which occur in the same calendar year.

                  "Formula fee rate" means the rate at which formula fees will be computed on each "block of policies."

                  "Formula fee" means the amount to be paid on each "block of policies" for the calendar quarter.

                  Computation of the Formula Fee Rate

                  The Company will compute a formula fee rate applicable to each block of policies as follows:

                  (1) Determine on an annual premium basis the amount of first year commissions applicable to all policies in such block.

                  (2) Determine a 25 month persistency rate for all policies in such block by dividing the amount of first year commissions determined in accordance with
                           (1) above into that portion of such amount of first year commissions that is represented by policies with respect to which premiums have been paid for the full first 25 policy months.

                  (3) From Table A below determine the Quantity Factor applicable to the amount of first year commissions determined in accordance with (1) above.

                  (4) From Table B below determine the Persistency Factor applicable to the 25 month persistency rate determined in accordance with (2) above.

                  (5) Multiply the Quantity Factor determined in accordance with (3) above by the Persistency Factor determined in accordance with (4) above and the product is the formula fee rate for such block of policies.

                                      -C-

                                     TABLE A


First Year Commissions on                                    Quantity Factor
an Annual Premium Basis (FYC)


            Less than $20,000 ....................................       0%


            $20,000 to $39,000 ...............     FYC minus $20,000  x  4%
                                                  (-----------------)
                                                           $20,000

            $40,000 to $67,999 ...........  4% +  FYC minus $40,000   x  6%
                                                 (------------------)
                                                           $28,000

            S68,000 and over .....................................      10%



                                     TABLE B



    25 Month Persistency Rate                                      Persistency
                                                                     Factor

            .92 and over ......................................         100%
            .89 but less  than .92 ............................          80%
            .86 but less  than .89 ............................          60%
            .82 but less  than .86 ............................          40%
            .80 but less  than .82 ............................          10%
            Below .80 .........................................           0%



                  The formula fee rate that is computed for each block of policies will remain constant with respect to the computation of the formula fees to be paid thereafter on such block of policies.

                  Computation of Formula Fees

                  A formula fee will be computed for each block of policies with respect to premiums due during the fourth through the tenth policy years. Once each

                                      -D-


calendar quarter the Company will compute the formula fee for each block of policies by multiplying the annual premium for all policies in such block in force at the end of the preceding calendar quarter by the formula fee rate for such block of policies. The total amount of formula fees to be paid for each calendar a quarter will be one-fourth of the sum of the fees computed as described herein for each block of policies for the preceding calendar quarter.

         Payment of Formula Fees

         The Company will pay quarterly formula fees as computed above to the Corporate Agent during the Subagent's Service Period. Formula fee payments shall cease with the last payment preceding the termination of the soliciting Subagent's Service Period, except that:

         (i) If the Subagent's Service Period is terminated by reason of the death of the Subagent, formula fee payments will be continued only if the Subagent has at least 20 years of continuous service during the Subagents' Service Period, and

         (ii) If the Subagent's Service Period is terminated for any reason other than the death of the Subagent and if the Subagent has attained age 55, has at least 10 years of continuous service during the Subagents' Service Period and the sum of the Subagent's attained age plus years of service during the Service Period equals or exceeds 75, formula fee payments will be continued to the Corporate Agent during the Subagent's remaining lifetime as calculated in paragraph 2(a), such payments ceasing with the last payment preceding the death of the Subagent.

(b)      Uniform Fees Applicable to the Eleventh and Subsequent Policy Years.

         The uniform fees described in this section 2(b) are payable in addi-tion to any formula fees that may be payable as provided in section 2(a). Once each calendar year the Company will determine the premiums covering policy year 11 and all subsequent policy years expected to be paid during the next calendar year on individual life insurance policies (exclusive of all annuity contracts) solicited by the Subagent on behalf of the Corporate Agent and issued during the Subagent's Service Period. At quarterly intervals during the Subagent's Service Period, the Company will pay the Corporate Agent a sum equal to 3/4 of 1% of the aggregate premiums so determined, such payments ceasing with the last payment preceding the termination of the Subagent's Service Period.

(c) General Provisions Applicable to the Formula Fees described in section 2(a) above and to the Uniform Fees described in section 2(b) above.

         All computations, determinations, estimates and the bases thereof used in computing the rates and amounts of all fees and the manner of all payments and dates on which all payments shall be made, shall be determined from time to time by the Company in its sole discretion, which determination shall be final. No fees will be paid following the termination of the Subagent's Service Period except as herein expressly provided.

                                      -E-


3.       Fees on Individual Health Insurance Policies

         If the Subagent has attained age 55, has at least 10 years of continuous service during the Subagent's Service Period and the sum of the Subagent's attained age plus years of service during the Subagent's Service Period equals or exceeds 75, the Company will pay to the Corporate Agent during the Subagent's remaining lifetime on premiums on individual health insurance policies solicited by the Subagent on behalf of the Corporate Agent and issued during the period while this Agreement is in effect and the Subagent is a Subagent of the Corporate Agent, covering policy year 11 and all subsequent policy years, when and as said paid premiums become due and are actually paid in cash to the Company, a fee at the specified percentage rate of the premiums so paid, a fee at the rate of 1% of the premiums so paid. Said fee payments shall cease with the last payment preceding the death of the Subagent.

4.       Earnings Requirement

         The Corporate Agent must receive in each full calendar year at least $15,000 in supervisory compensation and/or first year cash commissions solicited on its behalf by the Subagent on policies in the Company or in any of its subsidiary companies as are specifically authorized by the Company; provided, however, that this earnings requirement shall not apply in any calendar year in which the Subagent has completed at least 10 years of continuous service during the Service Period and the sum of the Subagent's attained age plus years of service during the Service Period equals or exceeds 75.



Effective Date:
               ---------------------------


                                                 PROVIDENT MUTUAL LIFE INSURANCE
                                                    COMPANY OF PHILADELPHIA

                                               By: /s/ Robert S. Johnson
                                                   ----------------------------
                                                     Robert S. Johnson
                                                     Executive  Vice President
                                                     Chief Marketing Officer